Exhibit 99.1

IDT Names Richard D. Crowley, Jr. as Chief Financial Officer

SAN JOSE, Calif.--(BUSINESS WIRE)--IDT® (Integrated Device Technology, Inc.) (NASDAQ: IDTI), a leading provider of essential mixed signal semiconductor solutions that enrich the digital media experience, today announced that Richard D. Crowley, Jr. has been named vice president and chief financial officer, effective October 20, 2008. Mr. Crowley brings to IDT more than 25 years of experience in finance and operations within the high technology industry.

Prior to joining IDT, Mr. Crowley spent nine years with Micrel Semiconductor as their vice president, finance and chief financial officer. From December 1998 until he joined Micrel, Mr. Crowley was employed by Vantis Corporation as its vice president, chief financial officer. From 1980 to 1998, Mr. Crowley was employed by National Semiconductor Corporation, where his last position was vice president, corporate controller.

“Rick has extensive financial management experience in the semiconductor industry as well as an impressive record of improving operations within the companies he has served,” said Ted Tewksbury, IDT president and chief executive officer. “I am confident that his past experience and proven leadership will help him contribute to our efforts to continue to grow revenue and build a solid portfolio of mixed signal semiconductor solutions. We are very pleased to welcome Rick to the IDT team.”

“I’d also like to thank Brian White, our vice president of finance, for his excellent service as interim chief financial officer,” continued Dr. Tewksbury.

“I’m excited to join IDT and look forward to working with the management team to increase revenue growth and continue to build on the excellent results the company has already achieved,” said Richard Crowley. “I’m very impressed with Ted’s solution and application-focused strategy for the company and in its leading portfolio of mixed signal semiconductor solutions, strong customer focus, reputation for superior quality and prospects for the future.”

Crowley holds a Bachelor of Business Administration from the University of Notre Dame and a Masters in Management in Accounting and Finance from Northwestern University.

About IDT

With the goal of continuously improving the digital media experience, IDT integrates its fundamental semiconductor heritage with essential innovation, developing and delivering low-power, mixed-signal solutions that solve customer problems. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI”. Additional information about IDT is accessible at www.IDT.com.

Forward Looking Statements

Investors are cautioned that forward-looking statements in this release involve a number of risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include, but are not limited to, global business and economic conditions, fluctuations in product demand, manufacturing capacity and costs, inventory management, competition, pricing, patent and other intellectual property rights of third parties, timely development and supply of new products and manufacturing processes, dependence on one or more customers for a significant portion of sales, successful integration of acquired businesses and technology, availability of capital, cash flow and other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company urges investors to review in detail the risks and uncertainties in the Company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the fiscal year ended March 30, 2008 and Quarterly Report on Form 10-Q for the period ended June 29, 2008.

IDT and the IDT logo are trademarks of Integrated Device Technology, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

CONTACT:
IDT Investor Relations
Mike Knapp, 408-284-6515 (Financial)
mike.knapp@idt.com
or
IDT Worldwide Marketing
Chad Taggard, 408-284-8200 (Press)
chad.taggard@idt.com